THIS POWER OF ATTORNEY is made on 11th day of November 2005
by AJUTA INTERNATIONAL PTY. LTD., ACN 062 230 648 of Unit 16, 66 Levanswell Road, Moorabbin, Victoria, Australia in its capacity as Trustee of the Hypatia Trust ('Grantor').
      AGREED TERMS:
1	Appointment
      The Grantor appoints the person whose name is set out in
schedule 1 to be the Grantor's true and lawful Attorney-in-fact (the 'Attorney-in-fact').
2	Powers
      The Attorney-in-fact is empowered at any time to exercise
any of the following powers:
(a)	to sign, execute (whether under hand or seal) and, if
required, seal and deliver or accept, in such manner
as may be required each or any one or more of the
documents (as the case may be) described in schedule 2
(each a 'Document') to which the Grantor is a party in
form and substance as the Attorney-in-fact thinks fit;
(b)	to sign, execute (whether under hand or seal) and, if
required, seal and deliver any other documents which
are referred to in any Document or which are
ancillary, incidental to or related thereto or
contemplated thereby (as conclusively evidenced by the Attorney-in-fact's execution thereof) (each an
'Ancillary Document');
(c)	to sign, execute (whether under hand or seal) and, if
required, seal and deliver all such other agreements,
undertakings, instruments, letters, notices and
certificates including (without limitation) negotiable
instruments as to the Attorney-in-fact may seem (as
conclusively evidenced by the Attorney-in-fact's
execution thereof) to be incidental to or necessary to
give effect to any Document or any Ancillary Document
or the transactions contemplated thereby;
(d)	to sign, execute (whether under hand or seal) and, if
required, seal and deliver any document or perform any
act, matter or thing at the absolute discretion of the Attorney-in-fact in any way relating to the Grantor's involvement in the transactions contemplated by any
Document;
(e)	to give effect to the transactions contemplated by any
Document and any Ancillary Document;
(f)	to complete blanks and make alterations, deletions,
additions or corrections (whether or not material and
whether or not involving changes to the parties) to
any Document and to any Ancillary Document including,
without limitation, adding and deleting parties and
varying the name of any party and/or the title of any
Document or any Ancillary Document;
(g)	to give directions regarding and authorise the
distribution of any Document and any Ancillary
Document;
(h)	to do all such other acts, matters and things
necessary or incidental to the effective exercise of
the above powers in the Attorney-in-fact's absolute
and unfettered discretion; and
(i)	to exercise all or any of the powers referred to in
clauses 2(a) to 2(h) (inclusive) either prior to the
date of execution of any Document or any Ancillary
Document, or at any time thereafter.
3	Use of name
      The Attorney-in-fact may exercise his powers under this
Power of Attorney in the name of the Grantor or in the name of the Attorney-in-fact and as the act of the Grantor.
4	Benefit to Attorney-in-fact
      The Attorney-in-fact may exercise his powers under this
Power of Attorney notwithstanding that the Attorney-in-fact may be in any way interested in any Document, Ancillary Document or thing (whether in whole or in part) or in any way interested in, or connected with, any person who is a party to, or in any way connected with, or otherwise interested in any Document,
Ancillary Document or thing (whether in whole or in part).
5	Continued Validity
      The Attorney-in-fact shall be entitled to assume the continued validity of this Power of Attorney unless and until express notice of the revocation hereof (whether express or by operation of law) has been received by the Attorney-in-fact and that all acts, matters and things done by the Attorney-in-fact in exercising the above powers will be as valid and effectual as if they had been done by the Grantor.
6	Ratification
      The Grantor agrees to ratify and confirm whatever the Attorney-in-fact does or causes to be done in exercise of the Attorney-in-fact's powers under this Power of Attorney and will, on execution and delivery properly stamp and register this Power of Attorney as required by any applicable law, and in default thereof, authorizes and empowers the Attorney-in-fact to stamp and/or register this Power of Attorney on behalf of the Grantor.
7	Delegation and substitution
      The Attorney-in-fact may, at any time, appoint or remove
any substitute or delegate or sub-Attorney-in-fact.
8	Attorney-in-fact's indemnity
      The Grantor indemnifies the Attorney-in-fact and agrees to keep the Attorney-in-fact indemnified against all claims, demands, costs, damages, losses and expenses, howsoever arising, consequent upon the lawful exercise of all or any of the powers and authorities contained herein or consequent upon the exercise of the power of Attorney hereby granted.
9	Attorney-in-fact's liability
      The execution by the Attorney-in-fact under hand or under seal of any of the Documents and any of the Ancillary Documents contemplated by the Power of Attorney shall not connote:
(a)	any warranty, whether express or implied, on the part
of the Attorney-in-fact as to the Attorney-in-fact's
authority to act or as to the validity of the Power of
Attorney; or
(b)	any assumption of personal liability by the Attorney-
in-fact in executing any of the Documents and any of
the Ancillary Documents.
SCHEDULE 1
Name and address of Attorney-in-fact/s:
IRA B. STECHEL c/- Wormser, Kiely, Galef & Jacobs, 825 Third Avenue, New York, NY, 10022, United States of America
SCHEDULE 2
1	Stock Purchase Agreement by and among Ajuta International
Pty. Ltd. ACN 062 230 648 as Trustee of the Hypatia Trust ('Seller') and EPIQ Systems, Inc. or a member of the EPIQ
Systems, Inc. group of companies ('Buyer').
2	Registration Rights Agreement by the Seller and the Buyer.
3	Escrow Agreement among the Buyer, the seller and the Escrow
Agent (as defined in the Stock Purchase Agreement).
4	Transfer Form from Seller to Buyer in respect of 1,000
Ordinary Shares in the capital of nMatrix Australia Pty.
Ltd. (ACN 104 027 410).
5	Transfer Form from Seller to Buyer in respect of all of the
issued and outstanding shares of capital stock of nMatrix, Inc.
Executed as a Deed Poll
Executed by AJUTA INTERNATIONAL
PTY. LTD. By its sole director and sole
Company secretary
Susan Lord
Signature of sole director and sole company secretary

Susan Penelope Lord
Name of sole director and sole company secretary





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